As filed with the Securities and Exchange Commission on November 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITY SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0334803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 3rd Street

San Francisco, California 94103-3104

(415) 539-3162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

ironSource Ltd. 2013 Share Incentive Plan

ironSource Ltd. 2021 Share Incentive Plan

(Full Titles of the Plans)

John Riccitiello

President and Chief Executive Officer

Unity Software Inc.

30 3rd Street

San Francisco, California 94103-3104

(415) 539-3162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Slotkin Emily K. Beers Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, D.C. 20037 Tel: (202) 887-1500	Eric T. McCrath Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Tel: (415) 268-7000	Nora Go Unity Software Inc. 30 3rd Street San Francisco, CA, 94103 (415) 539-3162

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Unity Software Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 4,760,262 shares of the Registrant’s common stock, par value $0.000005 per share (the “Unity Common Stock”), issuable pursuant to the ironSource Ltd. 2013 Share Incentive Plan, as amended (the “ironSource 2013 Plan”), and the ironSource Ltd. 2021 Share Incentive Plan, as amended (the “ironSource 2021 Plan” and, together with the ironSource 2013 Plan, the “ironSource Plans”).

Pursuant to that certain Agreement and Plan of Merger, dated as of July 13, 2022 (the “Merger Agreement”), by and among the Registrant, Ursa Aroma Merger Subsidiary Ltd. (“Merger Sub”), a direct wholly owned subsidiary of the Registrant, and ironSource Ltd. (“ironSource”), on November 7, 2022, Merger Sub merged with and into ironSource, with ironSource continuing as the surviving company in the Merger and a wholly owned subsidiary of Unity (the “Merger”) and each outstanding Class A ordinary share, no par value, of ironSource (the “ironSource Ordinary Shares”) was converted into the right to receive 0.1089 of a share of Unity Common Stock, rounded up or down to the nearest whole share for any fractional shares of Unity Common Stock resulting from the calculation. In addition, pursuant to and on the terms provided in the Merger Agreement, in connection with the Merger, on November 7 ,2022, (1) the Registrant assumed the ironSource Plans and (2) certain options to purchase ironSource Ordinary Shares and restricted share units in respect of ironSource Ordinary Shares that were granted under the ironSource Plans and were outstanding immediately prior to the Merger were assumed by the Registrant and converted into options to purchase Unity Common Stock and restricted stock units in respect of Unity Common Stock (collectively, the “Assumed Awards”). This Registration Statement registers an additional 3,589,736 shares of Unity Common Stock that may be issued pursuant to such Assumed Awards, as well as an additional 1,170,526 shares of Unity Common Stock that remain available for future issuance under the ironSource Plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The Registrant shall send or give the documents containing the information specified in Part I to the participants in the ironSource Plans as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Registrant and are hereby incorporated in this Registration Statement by reference, excluding any disclosures therein that have been furnished and not filed:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021;

•

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2021 from the Registrant’s definitive proxy statement on Schedule 14A filed on April 20, 2022;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022;

•	the Registrant’s Current Reports on Form 8-K filed on March 22, 2022, June 6, 2022, July 13, 2022, July 15, 2022, August 15, 2022, September 21, 2022, October 7, 2022 and October 31, 2022; and

•

the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 9, 2020 (File No. 001-39497) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed).

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors are not personally liable to it or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated bylaws provide that it will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its directors or officers or is or was serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that it may indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that the Registrant has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39497), filed September 22, 2020).

4.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248255), filed September 9, 2020).

4.3	Specimen Common Stock certificate of the Registrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248255), filed September 9, 2020).

5.1*	Opinion of Morrison & Foerster LLP regarding the legality of the securities being registered.

10.1*	ironSource Ltd. 2013 Share Incentive Plan, as amended March 19, 2021.

10.2*	ironSource Ltd. 2021 Share Incentive Plan, as amended March 19, 2021.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Morrison & Foerster LLP (included in exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 7th day of November, 2022.

UNITY SOFTWARE INC.

By:	/s/ Luis Visoso
Luis Visoso Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Riccitiello, Luis Visoso and Nora Go, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John Riccitiello John Riccitiello	President, Chief Executive Officer, and Executive Chairman of the Board of Directors (Principal Executive Officer)	November 7, 2022

/s/ Luis Visoso Luis Visoso	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2022

/s/ Tomer Bar-Zeev Tomer Bar-Zeev	Director	November 7, 2022

Roelof Botha	Director	November 7, 2022

/s/ Mary Schmidt Campbell Mary Schmidt Campbell, Ph.D.	Director	November 7, 2022

/s/ Shlomo Dovrat Shlomo Dovrat	Director	November 7, 2022

/s/ Egon Durban Egon Durban	Director	November 7, 2022

/s/ David Helgason David Helgason	Director	November 7, 2022

/s/ Alyssa Henry Alyssa Henry	Director	November 7, 2022

Signature	Title	Date

/s/ David Kostman David Kostman	Director	November 7, 2022

/s/ Michelle K. Lee Michelle K. Lee	Director	November 7, 2022

/s/ Barry Schuler Barry Schuler	Director	November 7, 2022

/s/ Robynne Sisco Robynne Sisco	Director	November 7, 2022

/s/ Keisha Smith-Jeremie Keisha Smith-Jeremie	Director	November 7, 2022